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                                [APS LETTERHEAD]


FOR IMMEDIATE RELEASE                   Media Contact:
                                        Robert Mead        (212) 445-8208
                                        Dan Cahill         (212) 445-8216

                                        Investor Contacts:
                                        Mark Valenta       (212) 445-8263
                                        Dan Cahill         (212) 445-8216


          APS HOLDING CORPORATION SEEKS TO REORGANIZE UNDER CHAPTER 11

                   COMPANY TO PURSUE FINANCIAL RESTRUCTURING
              SEEKS COURT APPROVAL FOR $100 MILLION DIP FINANCING

Houston, TX (February 2, 1998) - APS Holding Corporation (NASDAQ - APSI) announced today that the company had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware.

APS said that its performance has weakened due to competitive pressures in the industry and the effects of an aggressive growth strategy that have left the Company highly leveraged. APS said that protection under Chapter 11 would allow the Company to restructure its operations and develop a plan of reorganization to reduce its debt burden.

APS expects to operate in the normal course of business during the reorganization proceeding and has received a commitment, subject to court approval, for a $100 million in debtor-in-possession (DIP) financing from a consortium of lenders led by The Chase Manhattan Bank. Such financing will be used to fund normal business operations and other cash needs.

APS also announced that, subject to court approval, it has hired turnaround consultants Jay Alix & Associates and that Bettina M. Whyte, a Principal with the firm, would lead the Company's financial and operational turnaround effort. Ms. Whyte is expected to be appointed Chief Executive Officer of APS by the Board of Directors following the filing.

"Today's Chapter 11 filing is a prudent step that allows APS time to improve operating performance and develop a plan to restructure our debt," said Whyte. "The filing enhances our ability to access the financing necessary to operate our business in the ordinary course. This is particularly important to our suppliers, employees and customers, whose ongoing support is key to the success of the Company," she said.
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APS Holding Corporation is a national distributor of Big A(R) brand and manufacturer, branded automotive replacement parts, as well as tools, equipment, supplies and accessories. It sells to more than 1,650 associated auto parts stores through 27 distribution centers and operates approximately 270 company-owned Big A(R) stores and 210 Installer Service Warehouse units. The Company has annual sales in excess of $800 million.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in this news release and those detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal-year ended January 25, 1997 and the Company's quarterly report on Form 10-Q for the quarterly periods ended April 25, July 25 and October 25, 1997, and in the Company's other public reports and statements.

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